Exhibit 99.1

TripAdvisor Reports Fourth Quarter and Full Year 2011 Financial Results

NEWTON, MA, February 8, 2012 — TripAdvisor, Inc. (NASDAQ: TRIP) today announced financial results for the fourth quarter and the year ended December 31, 2011.

•	Fourth quarter 2011 revenues were $137.8 million, a 30% increase over fourth quarter 2010; full year 2011 revenues were $637.1 million, a 31% increase over full year 2010

•	Fourth quarter 2011 GAAP net income was $22.0 million, a 19% increase over fourth quarter 2010; full year 2011 GAAP net income was $177.7 million, a 28% increase over full year 2010

•

Fourth quarter 2011 GAAP earnings per share (EPS) was $0.16 per diluted share compared to $0.14 for the fourth quarter 2010; full year 2011 GAAP EPS was $1.32 per diluted share compared to $1.04 per diluted share for the full year 2010

•

Fourth quarter 2011 Adjusted EBITDA increased 20% over fourth quarter 2010 to $55.1 million, or 40% of revenue; full year 2011 Adjusted EBITDA increased 24% over full year 2010 to $322.9 million, or 51% of revenue

•	Full year 2011 free cash flow was $196.6 million, a 10% increase over full year 2010

“The fourth quarter capped an exciting end to a great year for TripAdvisor, as we grew our valuable user and content base, extended our platform and product offerings, and completed our spin-off from Expedia”, said Steve Kaufer, CEO of TripAdvisor. “In 2012 we expect to build upon our success and continue to drive shareholder value making the necessary investments to accelerate growth and profitability.”

Discussion of Fourth Quarter and Full Year 2011 Results

Revenues for the fourth quarter of 2011 were $137.8 million, an increase of $31.5 million, or 30%, compared to the fourth quarter of 2010. Revenues for the year ended December 31, 2011 were $637.1 million, an increase of $152.4 million, or 31%, compared to the year ended December 31, 2010.

•

Click-based advertising—Revenues from click-based advertising totaled $99.8 million for the fourth quarter of 2011, an increase of 24% compared to the fourth quarter of 2010. Click-based advertising revenue represented 72% of total revenue in the fourth quarter of 2011, compared to 76% in the fourth quarter of 2010. Revenues from click-based advertising totaled $500.0 million for the year ended December 31, 2011, an increase of 30% compared to the year ended December 31, 2010. Click-based advertising revenue represented 79% of total revenue for the year ended December 31, 2011, compared to 79% of revenue for the year ended December 31, 2010.

•

Display-based advertising—Revenues from display-based advertising totaled $22.9 million for the fourth quarter of 2011, an increase of 26% compared to the fourth quarter of 2010. Display-based advertising revenue represented 17% of total revenue in the fourth quarter of 2011, compared to 17% in the fourth quarter of 2010. Revenues from display-based advertising totaled

$85.7 million for the year ended December 31, 2011, an increase of 19% compared to the year ended December 31, 2010. Display-based advertising revenues represented 13% of total revenue for the year ended December 31, 2011, compared to 15% in the year ended December 31, 2010.

•

Subscription and other—Revenues from subscription and other totaled $15.1 million for the fourth quarter of 2011, an increase of 101%, compared to the fourth quarter of 2010. Subscription and other revenue represented 11% of total revenue in the fourth quarter of 2011, compared to 7% in the fourth quarter of 2010. Revenues from subscription and other totaled $51.4 million for the year ended December 31, 2011, an increase of 76% compared to the year ended December 31, 2010. Subscription and other revenues represented 8% of total revenue for the year ended December 31, 2011, compared to 6% for the year ended December 31, 2010.

For the fourth quarter of 2011, revenues from the U.S. totaled $72.1 million, and represented 52% of total revenue. Revenues from the U.K. totaled $19.4 million, and represented 14% of total revenue for the fourth quarter of 2011. Revenues from the rest of the world totaled $46.3 million, and represented 34% of total revenue for the fourth quarter of 2011. For the year ended December 31, 2011, revenues from the U.S. totaled $348.1 million, and represented 55% of total revenue. Revenues from the U.K. totaled $99.7 million, and represented 15% of total revenue for the year ended December 31, 2011. Revenues from the rest of the world totaled $189.3 million, and represented 30% of total revenue for the year ended December 31, 2011. Click-based advertising revenue by geography is measured by the point-of-sale on which the transaction occurs.

Related-party revenues from Expedia totaled $37.5 million for the fourth quarter of 2011, an increase of $1.0 million, or 3%, compared to the fourth quarter of 2010. Related-party revenues from Expedia totaled $211.0 million for the year ended December 31, 2011, an increase of $39.9 million, or 23%, compared to the year ended December 31, 2010.

GAAP net income for the fourth quarter of 2011 was $22.0 million, or $0.16 per diluted share, compared to GAAP net income of $18.4 million, or $0.14 per diluted share, for the fourth quarter of 2010. GAAP net income for the year ended December 31, 2011 was up 28% to $177.7 million, or $1.32 per diluted share, compared to GAAP net income of $138.8 million, or $1.04 per diluted share, for the year ended December 31, 2010. For the fourth quarter and year ended December 31, 2010, we computed diluted earnings per share using the number of shares of common stock and Class B common stock outstanding immediately following the spin-off from Expedia, as no TripAdvisor equity awards were outstanding prior to the spin-off.

Adjusted EBITDA for the fourth quarter of 2011 was $55.1 million, and Adjusted EBITDA margin was 40%, compared to Adjusted EBITDA of $46.0 million and Adjusted EBITDA margin of 43% for the fourth quarter of 2010. Adjusted EBITDA and Adjusted EBITDA margin for the year ended December 31, 2011 was $322.9 million and 51% of revenue, compared to $261.0 million and 54% of revenue for the year ended December 31, 2010.

Cash flow from operating activities for the fourth quarter 2011 was $26.2 million, a decrease of $22.6 million, or 46%, compared to the fourth quarter of 2010. These decreases were due primarily to working capital items adjustments related to the spin-off from Expedia, including the development of our public company infrastructure and resources. Cash flow from operating activities for the year ended December 31, 2011 was $217.9 million, an increase of $21.0 million, or 11%, compared to the year ended December 31, 2010.

In the Company’s earnings release and the related conference call or webcast, the Company may use or discuss Adjusted EBITDA, Adjusted EBITDA margin and free cash flow, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Please refer to the section below entitled “Use of non-GAAP Financial Measures” for definitions of these non-GAAP financial measures and the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

During the fourth quarter of 2011, the Company has reclassified depreciation expense, which previously resided in technology and content expense and general and administrative expense, and has presented it as a separate line item on the condensed consolidated statement of operations. This reclassification had no net effect on either total operating expenses or total operating income for any period.

Other Fourth Quarter 2011 and Recent Business Highlights

•

TripAdvisor began trading as an independent public company on The NASDAQ Global Select Market on December 21, 2011, under the ticker symbol “TRIP,” following the completion of its spin-off from Expedia, Inc.

•

TripAdvisor has personalized the trip planning experience for more than 85 million Facebook users, receiving more than 1.5 billion travel “pins” as of December 31, 2011. TripAdvisor users who are also Facebook users are approximately 27% more engaged in TripAdvisor site usage and are twice as likely to contribute content than the average TripAdvisor user.

•

TripAdvisor reached 13 million total downloads of mobile apps and 16 million unique visitors per month via mobile devices as of December 31, 2011. TripAdvisor also launched 20 free mobile City Guides for Android and iOS, offering access to TripAdvisor traveler reviews on hotels, restaurants and attractions, as well as suggested itineraries and offline-accessible interactive walking tours.

•

TripAdvisor signed new partnerships in Brazil, Russia, India and China. Pursuant to the partnership agreements, these companies are displaying TripAdvisor ratings and reviews on their sites to help travelers make more informed travel planning decisions.

•

TripAdvisor announced partnership deals with several leading vacation rental websites around the globe. Once the properties contemplated by these agreements are integrated, TripAdvisor expects that its total vacation rental listings inventory will exceed 200,000 properties.

•	TripAdvisor appointed Julie M.B. Bradley as Chief Financial Officer. Ms. Bradley oversees corporate finance, investor relations, accounting, corporate development, human resources and real estate.

Conference Call

TripAdvisor will host a conference call today, February 8, 2012 at 5:00 p.m., Eastern Time, to discuss TripAdvisor’s fourth quarter and full year 2011 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the pass code 41020398) until February 15, 2012 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for share and per share data)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue	$100,340	$69,841	$426,045	$313,525
Related-party revenue from Expedia	37,458	36,484	211,018	171,110

Total revenues	137,798	106,325	637,063	484,635
Costs and expenses:
Cost of revenue	2,680	2,007	10,873	7,345
Selling and marketing (1)	51,947	35,711	209,176	140,470
Technology and content (1)	16,232	12,511	57,448	43,321
General and administrative (1)	19,438	9,897	44,770	31,819
Related-party shared services fee	3,282	1,975	9,222	7,900
Depreciation	5,116	3,768	18,362	12,871
Amortization of intangible assets	1,880	5,790	7,523	14,609
Spin-off costs	3,667	—	6,932	—

Total costs and expenses:	104,242	71,659	364,306	258,335
Operating income	33,556	34,666	272,757	226,300
Total other expense, net	(10)	(641)	(863)	(1,885)
Income before income taxes	33,546	34,025	271,894	224,415
Provision for income taxes	(11,529)	(15,499)	(94,103)	(85,461)

Net income	22,017	18,526	177,791	138,954
Net (income) loss attributatble to non-controlling interest	4	(97)	(114)	(178)

Net income attributatble to TripAdvisor Inc	$22,021	$18,429	$177,677	$138,776

Earnings per share attributable to TripAdvisor, Inc:
Basic	$0.16	$0.14	$1.33	$1.04

Diluted	$0.16	$0.14	$1.32	$1.04

Weighted average common shares outstanding:
Basic	133,461,127	133,461,019	133,461,046	133,461,019
Diluted	134,865,250	133,461,019	134,865,169	133,461,019

(1) Includes stock-based compensation as follows:

Selling and marketing	$1,254	$506	$3,216	$2,101
Technology and content	1,655	642	3,931	2,661
General and administrative	7,957	584	10,197	2,421

TripAdvisor, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$183,532	$93,133
Short-term investments	—	20,297
Trade accounts receivable, net of allowance for doubtful accounts of $5,370 and $5,184 at December 31, 2011 and December 31, 2010, respectively	67,936	51,150
Receivable from Expedia, net	14,081	—
Deferred income taxes, net	6,494	7,954
Prepaid expenses and other current assets	6,279	4,267

Total current assets	278,322	176,801

Property and equipment, net	34,754	30,744
Other long-term assets	11,888	4,640
Intangible assets, net	44,030	50,094
Goodwill	466,892	460,610

Total Assets	835,886	722,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	12,097	6,768
Payables to Expedia, net	—	18,860
Deferred revenue	19,395	12,119
Credit facility borrowings	26,734	1,779
Borrowings, current	20,000	—
Taxes payable	17,229	65,034
Accrued expenses and other current liabilities	34,938	38,129

Total current liabilities	130,393	142,689
Long-term liabilities
Deferred income taxes, net	16,004	28,888
Other long-term liabilities	15,952	11,680
Borrowings, net of current portion	380,000	—

Total long-term liabilities	411,956	40,568

Stockholders’ equity
Preferred stock, $0.001 par value
Authorized shares: 100,000,000 and 0	—	—
Shares issued and outstanding: 0 and 0
Common stock $0.001 par value	121	—
Authorized shares: 1,600,000,000
Shares issued and outstanding: 120,661,808 and 0
Class B common stock $0.001 par value	13	—
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 0
Invested capital	—	541,561
Additional paid-in capital	293,744	—
Accumulated other comprehensive loss	(2,710)	(1,929)
Retained earnings	2,369	—

Total stockholders’ equity	293,537	539,632

Total Liabilities and Stockholders’ equity	$835,886	$722,889

TripAdvisor, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cash flows provided by operating activities	$26,161	$48,722	$217,882	$196,915
Cash flows provided by (used in) investing activities	(431,282)	10,132	(538,862)	(139,770)
Cash flows provided by financing activities	400,727	1,995	411,834	4,021
Effects of exchange rate changes on cash	(453)	319	(455)	603

Net change in cash and cash equivalents	$(4,847)	$61,168	$90,399	$61,769

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in TripAdvisor’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), TripAdvisor also reports Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow, which are supplemental measures to GAAP and are defined by the Securities and Exchange Commission as non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements.

TripAdvisor defines “Adjusted EBITDA” as operating income (loss), excluding depreciation of property and equipment, which includes internal use software and website development, amortization of intangible assets, stock-based compensation and non-recurring expenses incurred to effect the spin-off from Expedia during the year ended December 31, 2011. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. Adjusted EBITDA eliminates items that are either not part of TripAdvisor’s core operations such as the costs incurred to spin-off from Expedia or those costs that do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on TripAdvisor’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and other factors and may not be indicative of current or future capital expenditures. We believe that by excluding certain items, such as stock-based compensation and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenues.

TripAdvisor defines “Non-GAAP Selling and Marketing” and “Non GAAP Technology and Content” expenses as GAAP Selling and Marketing and GAAP Technology and Content expenses, respectively, before stock-based compensation expense. The Company defines “Non-GAAP General and Administrative” expense as GAAP General and Administrative expense, including related-party shared services expense and before stock-based compensation expense.

TripAdvisor defines “free cash flow” as net cash provided by (used in) operating activities less capital expenditures, which are purchases of property and equipment, including capitalization of internal-use software development costs. Capital expenditures are disclosed in TripAdvisor’s Registration Statement on Form S-4 filed on November 1, 2011 with the Securities and Exchange Commission. We believe that these non-GAAP financial measures are useful measures for analysts and investors to evaluate our future on-going performance as these measures allow a more meaningful comparison of our projected cash earnings and performance with our historical results from prior periods and to the results of our competitors. Moreover, management uses these measures internally to evaluate the performance of our business as a whole.

TripAdvisor provides these non-GAAP financial measures as additional information relating to TripAdvisor’s operating results as a complement to results provided in accordance with GAAP. Management believes that investors should have access to the same set of tools that management uses to analyze our results. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to the financial information presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies. TripAdvisor endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.

Pursuant to the requirements of Regulation G, we present a reconciliation of these non-GAAP financial measures to the nearest GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating Income	$33,556	$34,666	$272,757	$226,300
Add back:
Depreciation and amortization	6,996	9,558	25,885	27,480
Stock-based compensation expense	10,866	1,732	17,344	7,183
Spin-off Costs	3,667	—	6,932	—

Adjusted EBITDA	$55,085	$45,956	$322,918	$260,963

Divide by:
Revenue	$137,798	$106,325	$637,063	$484,635

Adjusted EBITDA Margin	40.0%	43.2%	50.7%	53.8%

TripAdvisor, Inc.

RECONCILIATION OF NON-GAAP OPERATING EXPENSES

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
GAAP Selling and marketing	$51,947	$35,711	$209,176	$140,470
Subtract:
Stock-based compensation expense	1,254	506	3,216	2,101

Non-GAAP Selling and marketing	$50,693	$35,205	$205,960	$138,369

GAAP Technology and content	$16,232	$12,511	$57,448	$43,321
Subtract:
Stock-based compensation expense	1,655	642	3,931	2,661

Non-GAAP Technology and content	$14,577	$11,869	$53,517	$40,660

GAAP General and administrative	$19,438	$9,897	$44,770	$31,819
Add:
Related-party shared services fee	3,282	1,975	9,222	7,900
Subtract:
Stock-based compensation expense	7,957	584	10,197	2,421

Non-GAAP General and administrative	$14,763	$11,288	$43,795	$37,298

TripAdvisor, Inc.

RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net cash provided by operating activities	$26,161	$48,722	$217,882	$196,915
Subtract:
Purchases of property and equipment	5,295	4,830	21,323	18,813

Free cash flow	$20,866	$43,892	$196,559	$178,102

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to strategic investments, expectations relating to the impact of the Company’s recently announced partnership deals with several leading vacation rental websites, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in the Company’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About TripAdvisor

TripAdvisor® is the world’s largest travel site,* enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor-branded sites make up the largest travel community in the world, with more than 50 million unique monthly visitors*, and over 60 million reviews and opinions. The sites operate in 30 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to TripAdvisor’s millions of monthly visitors.

In addition to its core TripAdvisor brand, TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 18 other travel media brands, and together the sites attract more than 65 million unique monthly visitors**. TripAdvisor’s other travel media brands include: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.familyvacationcritic.com, www.flipkey.com, www.holidaylettings.co.uk, www.independenttraveler.com, www.onetime.com, www.seatguru.com, www.sniqueaway.com, www.smartertravel.com, www.travelpod.com, www.virtualtourist.com, and www.kuxun.cn.

*	Source: comScore Media Metrix for TripAdvisor Sites, Worldwide, August 2011

**	Source: comScore Media Metrix for TripAdvisor Inc. and its subsidiaries, Worldwide, August 2011

©	2012 TripAdvisor, Inc. All rights reserved.

Contacts

Investors

(617) 795.7848

ir@tripadvisor.com

Media

(617) 795.7528

uspr@tripadvisor.com